                          LICENSING AGREEMENT


     This LICENSING AGREEMENT ("Agreement") dated as of August 31, 1995, by and between ELI LILLY AND COMPANY, an Indiana corporation with offices located at Lilly Corporate Center, Indianapolis, Indiana 46285 ("Lilly"), and JONES MEDICAL INDUSTRIES, INC., a Delaware corporation with offices located at 1945 Craig Road, St. Louis, Missouri 63146 ("JMED").

                         W I T N E S S E T H:
                         --------------------

     WHEREAS, Lilly is engaged, among other things, in the business of manufacturing, marketing and selling rapid ultrashort-acting barbiturate anesthetic pharmaceutical products; and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, Lilly wishes to license to JMED and JMED wishes to license from Lilly certain rights and assets which Lilly uses in the conduct of the above-described business;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:



SECTION 1.     DEFINITIONS

     1.1  Definitions.  For purposes of this Agreement, the following
          -----------
terms shall have the meanings set forth below:

     "Affiliates" shall mean, with respect to any Person, any Persons
      ----------
directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes hereof, the term "controlled" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

     "Business" shall mean the business of marketing and selling the
      --------
Product in the United States as conducted at the date of this Agreement by Lilly.

     "Copyrights" shall mean all of Lilly's copyright rights in the
      ----------
United States that are used by Lilly solely in connection with the Business, including, but not limited to, Lilly's copyright rights in the Marketing Materials and the Marketing and Pricing Data.

     "Damages" shall mean any and all costs, losses, claims,
      -------
liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

     "DEA" shall mean the United States Drug Enforcement
      ---
     Administration.

     "FDA" shall mean the United States Food and Drug Administration.
      ---

     "Intellectual Property" shall mean, collectively, (i) the
      ---------------------
Copyrights, (ii) the Trademark, and (iii) the Marketing Materials.

     "Manufacturing Agreement" shall mean the Manufacturing Agreement,
      -----------------------
dated as of the date of this Agreement, between Lilly and JMED, which provides for the manufacture by Lilly of the Product for JMED as specified therein.

     "Marketing and Pricing Data" shall mean all customer lists, sales
      --------------------------
data, price lists and, subject to confidentiality obligations to third parties, all other pricing information in the possession or control of Lilly relating solely to sales of the Product in the United States occurring

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in the most recent 36-month period prior to the date of this Agreement for which such information is available.

     "Marketing Materials" shall mean all labeling, marketing and
      -------------------
promotional materials, promotional literature and inserts that are used by Lilly solely in connection with the Business.

     "Net Sales" shall mean, with respect to the Product, the gross
      ---------
amount invoiced to unrelated third parties for the Product in the United States, less:

          (a)  Trade, quantity and cash discounts allowed;

          (b) Commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

          (c)  Product returns, credits and allowances; and

          (d) Any tax or other governmental charges levied or imposed with respect to the sale or delivery of the Product.

     Such amounts shall be determined from books and records maintained in accordance with generally accepted accounting principles, consistently applied.

     "Person" shall mean a natural person, a corporation, a
      ------
partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

     "Product" shall mean:  Brevital(R) Sodium (methohexital sodium
      -------
for injection, USP) in the following presentations:

          (a) 500 mg (with 30 mg anhydrous sodium carbonate), 50 ml size, multiple dose (1s);

          (b) 500 mg (with 30mg anhydrous sodium carbonate), 50 ml size, multiple dose (25s);

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

          (c) 500 mg (with 30 mg anhydrous sodium carbonate), 50 ml size, multiple dose, with one 50 ml vial sterile water for injection
(1s);

          (d) 2.5g (with 150 mg anhydrous sodium carbonate), 20 ml size (25s);

          (e)  5g (with 300 mg anhydrous sodium carbonate), 30 ml size
(1s); and

          (f) Any other presentations of the Product approved under the NDA and any supplements thereto or thereof.

     "Technology" shall mean all of Lilly's technology, know-how,
      ----------
methods of operation, manufacturing systems details, processes, information, production details, recipes, formulations, files, records, specifications, data and other information necessary to, or that assist in, the manufacture of Product.

     "Trademark" shall mean all of Lilly's right, title and interest
      ---------
in and to the United States trademark Brevital(R), U.S. Trademark registration number 695,950, registration date April 12, 1960, together with the registration thereof, all variations thereof and logos used in connection therewith, and all goodwill associated therewith.

     "United States" shall mean the fifty (50) states and the District
      -------------
of Columbia comprising the United States of America.



SECTION 2.     GRANT OF LICENSE, OPTION TO TRANSFER ASSETS AND
ASSUMPTION OF LIABILITIES

     2.1  Grant of License.  Upon the terms and subject to the
          ----------------
conditions of this Agreement, Lilly hereby grants to JMED an exclusive, even as to Lilly (except as set forth in Section 2.7 of this Agreement), perpetual license under the following assets solely for the purpose of marketing

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and selling the Product in the United
States (such assets are referred to herein collectively as the
"Licensed Assets"):
 ---------------

     (a)  all of Lilly's rights under the approved New Drug
          Application for the Product filed by Lilly with the FDA, and all subsequent submissions thereto (collectively, the
          "NDA"), which NDA is described in SCHEDULE 2.L(A);
                                            ---------------

     (b)  the Intellectual Property; and

     (c)  the Marketing and Pricing Data.

     2.2  Excluded Assets.  Anything herein to the contrary
          ---------------
notwithstanding, the Licensed Assets exclude the trademarks "ELI LILLY AND COMPANY" and "LILLY" and any variation thereof and any other rights in or to such names.

     2.3  Lilly's Option to Transfer the Licensed Assets.  (a)
          ----------------------------------------------
Subject to the provisions of paragraph (b) of this Section 2.3, Lilly shall have the right and option at any time, upon six (6) months notice to JMED, to assign, transfer and convey to JMED all, and not less than all, of Lilly's right, title and interest in and to the Licensed Assets and JMED shall accept such assignment, transfer and conveyance. In order to effectuate the assignment, transfer and conveyance of the Licensed Assets, Lilly shall execute and deliver to JMED at the end of the six (6) month notice period, (i) a Bill of Sale (substantially in the form of EXHIBIT A), (ii) a Trademark Assignment
                              ---------
(substantially in the form of EXHIBIT B), and (iii) such other
                              ---------
documents as JMED may reasonably request.

          (b) Notwithstanding the provisions of paragraph (a) above, Lilly shall not transfer the Licensed Assets to JMED until after the later of (i) December 31, 1996, and (ii) such time as Lilly has complied with all provisions of 21 C.F.R. 201.57(f)(9)--Specific Requirements on Content and Format of Labeling for Human Prescription Drugs; Revision of "Pediatric Use" Subsection in the Labeling (the "Regulation") as the same pertains to Product, it being the understanding of the parties that the Licensed Assets shall not be transferred until Lilly has complied with the regulatory requirements of said Regulation as the same pertains to Product.

     2.4   Liabilities Assumed by JMED.  Except as otherwise provided
           ---------------------------
in this Agreement, JMED hereby assumes and agrees to bear and be responsible for and to perform and satisfy all responsibilities, duties (including, without limitation, compliance with all applicable laws and regulations), obligations, claims, Damages, liabilities, burdens, and problems of any nature whatsoever (collectively, "Obligations") associated directly or indirectly with the ownership of the Licensed Assets when transferred by Lilly to JMED pursuant to the provisions of Section 2.3 above, and the manufacturing (but only after the manufacturing has been transferred to JMED pursuant to the provisions of the Manufacturing Agreement), marketing and sale by JMED of the Product from and after the date of this Agreement, including, but not limited to, all recalls, all warranty claims, and all product liability claims (without regard to the nature of the causes of action alleged or theories of recovery asserted), except for (i) those Obligations with respect to which Lilly is providing indemnification pursuant to the provisions of Section 8.1 of this Agreement, and (ii) the hereinafter defined Excluded Liabilities, which said items (i) and
(ii) shall remain the responsibility of Lilly. All of the foregoing are hereinafter collectively referred to as the "Assumed Liabilities."
                                                 -------------------

     2.5  Liabilities Not Assumed by JMED.  Anything herein to the
          -------------------------------
contrary notwithstanding, JMED is not assuming, and shall not be deemed to assume any of the following, all of which shall remain and be the responsibility of Lilly (collectively, the "Excluded
Liabilities"):

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

     (a) Any Obligations arising out of any claim of any third party in connection with Lilly's negligence in manufacturing the Product for JMED under the Manufacturing Agreement; or

     (b) Any Obligations arising out of any claim by the FDA or any other government entity or regulatory body that Lilly has failed to fulfill Lilly's regulatory obligations in connection with the NDA; or

     (c) Any Obligations arising with respect to the manufacture, marketing or sale of Product prior to the date of this Agreement; or

     (d) Any Obligations that Lilly covenants and agrees to perform pursuant to the provisions of this Agreement or the Manufacturing
Agreement.

     2.6  No Sublicenses.  This Agreement and the license granted
          --------------
herein shall not be sublicensed by JMED, except, subject to the consent of Lilly which will not be unreasonably withheld, to Affiliates of JMED.

     2.7  Lilly Retained Rights.  Anything herein to the contrary
          ---------------------
notwithstanding, Lilly shall retain at all times all rights to manufacture the Product including, but not limited to, all rights necessary (a) to manufacture the Product for JMED under the Manufacturing Agreement and otherwise fulfill its obligations to JMED,
(b) to make or have the Product made in the United States in order to use and sell the Product outside of the United States, and (c) to make such changes as Lilly may deem reasonably appropriate in connection with any differing approach to manufacturing it may adopt in the facility in which the Product is produced.

     2.8  Sharing of Technology.  Lilly hereby grants to JMED a
          ---------------------
non-exclusive perpetual license to utilize the Technology, as the same may be applicable to, and solely for the purpose of manufacturing, or having manufactured, the Product for sale within the United States, said use to be subject to and in accordance with the provisions of the Manufacturing Agreement.



SECTION 3.     PAYMENTS

     In consideration of Lilly (i) granting to JMED the license and other rights herein contained, (ii) supplying Product in accordance with the provisions of the Manufacturing Agreement, and (iii) performing its obligations under this Agreement and the Manufacturing Agreement, JMED shall pay to Lilly, an amount equal to Fourteen Million Dollars ($14,000,000) plus interest and royalties as more specifically set forth in Sections 3.1, 3.2 and 3.3 hereof:

     3.1  Payment Upon Signing.  Simultaneously with execution of this
          --------------------
Agreement by JMED and by Lilly, JMED shall pay to Lilly the sum of Seven Million Dollars ($7,000,000) by wire transfer of immediately available funds to an account designated by Lilly.

     3.2  Annual Payments.  (a) JMED shall pay the remaining Seven
          ---------------
Million Dollars ($7,000,000) plus interest at the rate of 7% per annum to Lilly, on or before the indicated due dates, by wire transfer of immediately available funds to an account designated by Lilly:

               Amount                                Due Date
               ------                                --------

     Four Million Dollars plus interest,          August 31, 1996
     in the amount of Two Hundred
     Eighty Thousand Dollars ($4,280,000)

     Three Million Dollars plus interest,         August 31, 1997
     in the amount of Four Hundred
     Thirty Four Thousand Seven
     Hundred Dollars ($3,434,700)

          (b) JMED shall have the right, at any time, to prepay any or all of the amount payable to Lilly pursuant to the provisions of this Section 3.2 without penalty or premium of any kind, and in the event of any such prepayment, interest shall be paid to the date of such prepayment.

     3.3  Royalty.  JMED shall, for a period of ten (10) years
          -------
after the date of this Agreement, pay to Lilly a royalty of five percent (5%) on all Net Sales of the Product by JMED and its Affiliates (excluding any intercompany sales or transfers) beginning with Net Sales of the Product occurring on the date of this Agreement. On or before April 30, July 31, October 31 and January 31 each year (to the Attention of: Royalty Administration, Eli Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana 46285), JMED shall report to Lilly (i) all Net Sales of the Product during the preceding three (3) months ending March 31, June 30, September 30 or December 31 as the case may be, and (ii) the amount of royalty due in connection therewith, and shall pay to Lilly the royalty payment due in connection therewith by JMED check.

     3.4   Audits.  JMED and its Affiliates shall keep full and
           ------
accurate books and records relating to the performance required of it under this Agreement including, but not limited to, records of Net Sales of the Product in sufficient detail to permit Lilly to confirm the accuracy of the reported Net Sales. Lilly shall have the right, during regular business hours and upon reasonable advance notice, to have such books and records audited by an independent auditor reasonably acceptable to JMED so as to verify the accuracy of the information previously reported to Lilly.
Such audit may cover the three (3) calendar years preceding the date of the request for such audit, and shall occur no more frequently than one (1) time per calendar year. The auditor shall report to Lilly and JMED the results of the audit. The cost of such audit shall be borne by Lilly; however, in

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the event such audit reveals that the information previously reported to
Lilly deviates by five percent (5%) or more from that revealed by the audit, the cost of the audit shall be borne by JMED.

     3.5  Late Payments.  Any amounts not paid by JMED when due
          -------------
under this Agreement or the Manufacturing Agreement shall be subject to interest from and after the due date at a rate equal to the sum of two percent (2%) (200 basis points) plus the prevailing prime rate of interest in the United States as reported by The Wall Street Journal or similar reputable data source.

     3.6  No Excuse.  JMED shall not be excused from or relieved
          ---------
of its obligations to pay the amounts described in this Section 3 by any claimed or actual event of force majeure, commercial or other impracticability or impossibility, or frustration of essential purpose, except to the extent otherwise provided in this Agreement or the Manufacturing Agreement



SECTION 4.     TERM OF AGREEMENT

     The term of this Agreement shall begin upon the date of this Agreement and, unless sooner terminated as hereinafter provided, shall be perpetual.



SECTION 5.     REPRESENTATIONS AND WARRANTIES OF LILLY

     Lilly represents and warrants to JMED that, as of the date hereof:

     5.1  Organization, Power and Authority.  Lilly is a
          ---------------------------------
corporation duly organized and validly existing under the laws of the State of Indiana. Lilly has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement and the Manufacturing Agreement.

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     5.2  Due Authority: No Breach.  The execution, delivery and
          ------------------------
performance by Lilly of this Agreement, the Manufacturing Agreement and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Lilly. This Agreement and the Manufacturing Agreement are, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Lilly in accordance with the provisions hereof, will be (assuming the due execution and delivery hereof and thereof by JMED), the legal, valid and binding obligation of Lilly, in each case enforceable against Lilly in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against Lilly. All Persons who have executed this Agreement or the Manufacturing Agreement on behalf of Lilly, or who will execute on behalf of Lilly, any agreement or instrument contemplated by this Agreement or the Manufacturing Agreement have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement, or the Manufacturing Agreement by Lilly, or any such other agreement or instrument by Lilly, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Articles of Incorporation or By-laws of Lilly or any contract or any other obligation to which Lilly is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency,

                                    11
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arbitrator or government body against, or affecting or binding upon, Lilly or upon the securities, property or business of Lilly, or (iii) constitute a violation by Lilly of any applicable law or regulation of any jurisdiction as such law or regulation relates to Lilly or to the property or business of Lilly, except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on Lilly's ability to perform its obligations under this Agreement, the Manufacturing Agreement or under any agreement or instrument contemplated hereby.

     5.3  NDA.  Lilly has furnished JMED with access to a
          ---
complete copy of the NDA, including all amendments and supplements thereto. Lilly is the lawful holder of all rights under the NDA free and clear of the claims of all Persons. Although the NDA is not "state-of-the-art" (which JMED hereby acknowledges), to the best of Lilly's knowledge, Lilly has complied in all material respects with all applicable laws and regulations in connection with the preparation and submission to the FDA of the NDA. The NDA has been approved by, and nothing has come to the attention of Lilly which has, or reasonably should have, led Lilly to believe that the NDA is not in good standing with, the FDA. Lilly has all requisite right and authority to license and/or transfer the NDA to JMED as set forth in this Agreement without the consent or approval of any Person. The NDA is not subject to any right, license or use in the United States except as provided in this Agreement or incident to sales outside of the United States.

     5.4  Intellectual Property.  Set forth on SCHEDULE 5.4
          ---------------------                ------------
hereto is a true, complete and accurate list of all of the Intellectual Property. Lilly does not use any patent, process, technology, trademark or other intellectual property incident to the manufacture or sale of Product in the United States, except for the Licensed Assets and the Technology, all of which are being licensed

                                    12
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to JMED on either an exclusive or non-exclusive basis pursuant to this Agreement.  Except as set forth on SCHEDULE 5.4 hereto, (i)
                                        ------------
Lilly is the lawful owner of the Intellectual Property and has good, valid and marketable title to the Intellectual Property, free and clear of all claims, liens, licenses, charges and other encumbrances; (ii) Lilly can sell and/or license the Intellectual Property to JMED without the consent of any Person; (iii) there are no pending or, to the knowledge of Lilly, threatened claims against Lilly asserting that any of the Intellectual Property infringes or violates the rights of third parties, and Lilly has no knowledge of any threatened claims asserting that any of the Intellectual Property or the manufacture or sale of the Product from and after the date of this Agreement, infringes or violates the rights of third parties; (iv) nothing has come to the attention of Lilly which has, or reasonably should have, led Lilly to believe that the Intellectual Property, or JMED's use thereof, infringes or violates the rights of third parties; (v) the rights granted and licensed to JMED pursuant to this Agreement constitute all of the rights reasonably necessary for JMED to conduct the Business;
(vi) Lilly has not given any notice to any third parties asserting infringement by such third parties upon any of the Intellectual Property; and (vii) the Intellectual Property is not subject to any license, royalty arrangement or other contract with respect to the sale of Product in the United States.

     5.5  Litigation, Actions and Proceedings.  There are no
          -----------------------------------
pending or, to the knowledge of Lilly, threatened judicial, administrative or arbitral actions, claims, suits or proceedings against or by Lilly relating to the Licensed Assets, the Product, or the Business, which, either individually or together with any other, may have a material adverse effect on (i) the Licensed Assets, the Product or the Business, or (ii) the ability of Lilly to perform its obligations under this Agreement, the Manufacturing Agreement or any agreement or instrument contemplated hereby, or
(iii) the

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ability of JMED to market and sell the Product from and after the date of this Agreement. There are no pending actions or suits relating to the Licensed Assets, the Product or the Business, brought by Lilly against others. To the best of Lilly's knowledge, there are no product liability claims against or involving Lilly with respect to the Product currently outstanding and, except as set forth on Schedule 5.5 hereto, no such claims have been settled,
         ------------
adjudicated or otherwise disposed of since January 1, 1990.
There are no letters of adverse finding, Form 483s, or other similar regulatory actions or other similar regulatory correspondence or communications with the FDA or any other state or federal government agencies pertaining to the Product and received by Lilly at any time since January 1, 1990, except as identified on SCHEDULE 5.5 attached hereto.
              ------------

     5.6  Governmental Approval.  No consent, approval, waiver,
          ---------------------
order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, the Manufacturing Agreement or any agreement or instrument contemplated by this Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby other than (a) the filings required of both parties pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, (b) in the case of Lilly exercising its right to assign, transfer and convey the Licensed Assets to JMED pursuant to Section 2.3, the information submissions to the FDA provided for in Section 7.1 and compliance with FDA requirements, if any, in connection therewith, and (c) notification to DEA by Lilly and JMED and compliance with DEA requirements in connection therewith.

     5.7  Brokerage.     No broker, finder or similar agent has
          ---------
been employed by or on behalf of Lilly and no Person with which Lilly has had any dealings or communications of any kind

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is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

     5.8  No Implied Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN
          ---------------------
THIS SECTION 5, LILLY MAKES NO REPRESENTATION OR WARRANTY AS TO THE LICENSED ASSETS OR THE BUSINESS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES. Without limiting the generality of the foregoing, JMED acknowledges that it has not relied upon any implied warranty of merchantability, fitness for a particular purpose, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), or the validity or likelihood of success of the Business.

     5.9  Licensed Assets.  Except for the Copyrights, the
          ---------------
Marketing and Pricing Data and the Marketing Materials, there are no copyright rights in the United States, customer lists, sales data, price lists, pricing information, labeling, marketing and promotional materials, promotional literature or inserts that are required in the Business. The Licensed Assets, when transferred to JMED, shall vest in JMED good and valid title thereto, free and clear of all claims, liens, licenses, security interests and encumbrances of any kind.

     5.10 Sales History.  The statement of sales of the Product
          -------------
for 1993, 1994 and the first six months of 1995, a copy of which is attached hereto as SCHEDULE 5.10, is true and accurate in all
                      -------------
respects and fairly presents the sales of the Product in the United States by Lilly for those periods.

     5.11 Compliance with Laws.  Except as set forth in SCHEDULE
          --------------------                          --------
5.11 hereto, to the knowledge of Lilly, Lilly is not in
----
violation, and Lilly has never received notice of any alleged violation, of any applicable federal, state or local ordinance, regulation, order, judgment, injunction, award, decree or other requirement of any governmental or regulatory body, court or arbitrator, which violation could have a material adverse affect on the manufacturing, marketing or sale of the Product in the United States. Lilly holds, and at all times has held, all licenses, permits, registrations and authorizations necessary for the lawful manufacture and sale of the Product in the United States pursuant to all applicable laws, statutes, ordinances, rules and regulations. To the best of Lilly's knowledge, all reports required by law have been filed with the regulatory agency having jurisdiction and there is no action pending or, to the knowledge of Lilly, threatened by any regulatory agency which could materially adversely affect the Business or the manufacturing and sale of the Product in the United States from and after the date of this Agreement.

     5.12 Contracts.  Attached hereto as SCHEDULE 5.12 is a
          ---------                      -------------
listing of all contracts currently in effect, or currently being negotiated, involving the Licensed Assets or the Product in the United States. Lilly has no contract involving the manufacture or sale of the Product in the United States, except as set forth on SCHEDULE 5.12 or SCHEDULE 5.14.  For purposes hereof,
   -------------    -------------
"contracts" means any and all oral and written contracts, agreements, notes, instruments, leases, licenses, royalty agreements, territorial and agency agreements, sales representative agreements, distribution or distributor agreements, manufacturer's representative agreements, commitments or other arrangements of any kind. Lilly is not in default of any such contracts nor to its knowledge, is any other party to any such contract in default thereunder, nor, to the knowledge of Lilly, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

     5.13 Customers.  Lilly has not sold the Product in the
          ---------
United States to any customer in the last two (2) years other than (i) those customers identified on SCHEDULE 5.13 hereto, and
                                       -------------
(ii) members of the National Wholesalers Druggists Association
(the NWDA).

     5.14 Suppliers.  SCHEDULE 5.14 hereto identifies the
          ---------   -------------
supplier(s) of raw material for the Product and also sets forth any contracts or agreements with respect to the supply of raw material for the Product. Except as set forth on SCHEDULE 5.14,
                                                  -------------
Lilly knows of no reason why any supplier of raw material for the Product will not supply raw material for manufacturing after the date of this Agreement.

     5.15 Full Disclosure.  All documents and other papers
          ---------------
delivered by or on behalf of Lilly pursuant to this Agreement are true, complete and authentic. There is no fact of which Lilly has, or reasonably should have, knowledge that has not been disclosed to JMED in writing that materially adversely affects the ability of Lilly to perform its obligations under this Agreement.



SECTION 6.     REPRESENTATIONS AND WARRANTIES OF JMED

     JMED represents and warrants to Lilly that, as of the date hereof:

     6.1  Organization, Power and Authority.  JMED is a
          ---------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. JMED has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement and the Manufacturing Agreement.

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

     6.2  Due Authority, No Breach.  The execution, delivery and
          ------------------------
performance by JMED of this Agreement, the Manufacturing
Agreement and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by JMED. This Agreement and the Manufacturing Agreement are, and each agreement or instrument contemplated by this Agreement, when executed and delivered by JMED in accordance with the provisions hereof, will be (assuming the due execution and delivery hereof and thereof by Lilly) the legal, valid and binding obligation of JMED, in each case enforceable against JMED in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against JMED. All Persons who have executed this Agreement or the Manufacturing Agreement on behalf of JMED, or who will execute on behalf of JMED any agreement or instrument contemplated by this Agreement or the Manufacturing Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement or the Manufacturing Agreement by JMED, or any such other agreement or instrument by JMED, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Certificate of Incorporation or By-laws of JMED or any contract or any other obligation to which JMED is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon, JMED or upon the securities, property or business of JMED, or (iii) constitute a violation by JMED of any applicable law or regulation of any jurisdiction as such law or regulation relates to JMED or to the property or business of JMED, except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on JMED's ability to perform its obligations under this Agreement, the Manufacturing Agreement, or any agreement or instrument contemplated hereby.

     6.3  Litigation.  There are no pending or, to the knowledge
          ----------
of JMED, threatened judicial, administrative or arbitral actions, claims, suits or proceedings against or by JMED which, either individually or together with any other, may have a material adverse effect on the ability of JMED to perform its obligations under this Agreement, the Manufacturing Agreement or any agreement or instrument contemplated hereby.

     6.4  Governmental Approval.  No consent, approval, waiver,
          ---------------------
order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, the Manufacturing Agreement or any agreement or instrument contemplated by this Agreement, by JMED or the performance by JMED of its obligations contemplated hereby and thereby other than (a) the filings required of both parties pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, (b) in the case of Lilly exercising its right to assign, transfer and convey the Licensed Assets to JMED pursuant to Section 2.3, the information submissions to the FDA provided for in Section 7.1 and compliance with FDA requirements, if any, in connection therewith, and (c) notification to DEA by Lilly and JMED and compliance with DEA requirements in connection therewith.

     6.5  Brokerage.     No broker, finder or similar agent has
          ---------
been employed by or on behalf of JMED and no Person with which JMED has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.



SECTION 7.     ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

     7.1  Governmental Filings.  Lilly and JMED each agree to
          --------------------
prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary in order to accomplish the foregoing.
Without limiting the generality of the foregoing, prior to the assignment, transfer and conveyance by Lilly to JMED of the Licensed Assets pursuant to Section 2.3, Lilly shall submit to the FDA the information required of a former owner pursuant to 21
C.F.R. Section 314.72 with respect to the NDA, and JMED shall submit to the FDA the information required of a new owner pursuant to 21
C.F.R. Section 314.72 with respect to the NDA.

     7.2  Responsibility for NDA.  (a)  Lilly shall remain
          ----------------------
responsible (until transfer of the NDA by Lilly to JMED pursuant to Section 2.3, at which time JMED shall become and remain responsible) for fulfilling and shall fulfill all regulatory requirements with respect to the Product that are imposed upon Lilly as the owner of the NDA; provided, however, that JMED shall
                               --------  -------
reimburse Lilly, within thirty (30) days of written request by Lilly therefor (which request shall include all support documentation reasonably required by JMED to verify the requested reimbursement), for the amount of any and all annual product user fees (with respect to sales of Product in the United States), any NDA supplement user fees in connection with any Product-
related submission to the FDA, and related or similar fees paid by Lilly to the FDA in connection with the NDA or sale of the Product in the United States (except establishment user fees for Lilly facilities and any other fees in connection with Product to be sold outside of the United States, all of which shall be paid by Lilly). SCHEDULE 7.2 hereto lists all annual product user fees,
         ------------
NDA supplement user fees and other related or similar fees paid by Lilly to the FDA in connection with the NDA from and after January 1, 1993. Lilly shall furnish JMED, upon request after reasonable notice from JMED, with access to copies of all filings submitted by Lilly to the NDA with respect to the Product. JMED shall, on a timely basis after request by Lilly, provide to Lilly all information that JMED has that Lilly does not have that is reasonably necessary and relevant to Lilly's obligations hereunder to fulfill such requirements including, but not limited to, sales distribution information concerning the Product, and JMED shall otherwise cooperate with Lilly as reasonably necessary in connection therewith. Without limiting the generality of the foregoing sentence, in the event that any supplements to the NDA or any other regulatory requirements are necessitated as a result of transferring manufacturing of the Product from Lilly to JMED or as a result of any action by JMED (including, but not limited to, acquisition by a third party of substantially all of the assets or outstanding shares of JMED, or merger with JMED), JMED shall, on a timely basis and at JMED's expense, develop and provide to Lilly all information that is reasonably necessary and relevant to Lilly's obligation hereunder to file such supplements or to fulfill such requirements and shall otherwise cooperate with Lilly as reasonably necessary in connection therewith.
Lilly shall have the final decision-making authority (until transfer of the NDA by Lilly to JMED pursuant to Section 2.3, at which time JMED shall have the final decision-making authority) in every case on whether and how to supplement, amend or otherwise alter the

NDA and on any other issues in connection with the NDA (including, but not limited to, decisions to recall the Product) and on whether and how to communicate with the FDA in connection therewith; provided, however, that no material supplement, amendment or alteration of the NDA shall occur unless and until Lilly has consulted in good faith with JMED with respect to such proposed material supplement, amendment or alteration of the NDA prior to making any final determination with respect thereto, and Lilly has considered in good faith whether such proposed material supplement, amendment or alteration of the NDA would have an adverse effect on
(A) JMED's ability to market or sell the Product, (B) the ability of Lilly or JMED to manufacture the Product or (C) the fees paid by JMED pursuant to the provisions of this Section 7.2, and provided further, however, that in the event that the parties are unable to agree, Lilly's good faith decision shall be final and binding upon JMED.

          (b) JMED and Lilly have jointly developed written procedures for (i) the reporting of adverse drug experiences, as set forth on EXHIBIT C, (ii) the submission by JMED to Lilly and
             ---------
by Lilly to FDA of labeling and promotional materials related to the Product as set forth on EXHIBIT D, (iii) administration of
                            ---------
and response to medical inquiries concerning the Product by consumers, physicians, pharmacists and other health care professionals as set forth on EXHIBIT E, and (iv) administration
                              ---------
and analysis of and response to complaints concerning the Product as set forth on EXHIBIT F. JMED and Lilly shall each comply with
                ---------
the provisions thereof.

     7.3  Compliance with Law.  JMED and Lilly shall each comply
          -------------------
with all applicable federal, state and local laws and regulations. Without limiting the generality of the foregoing sentence, JMED shall not promote the Product for any indications not approved in the NDA or in any manner in conflict with applicable laws or regulations. Lilly and JMED each shall keep all records and reports required to be kept by applicable laws and regulations, and each shall make its facilities available at reasonable times during business hours for inspection by representatives of governmental agencies. Lilly and JMED each shall notify the other within twenty-four (24) hours of receipt of any notice of any FDA or other governmental agency inspection, investigation or other similar inquiry, or other similar notice or communication of any type, involving the Product. JMED and Lilly shall cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing upon request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. JMED and Lilly shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, Lilly shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and JMED shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

     7.4  Recall.  Lilly and JMED shall each maintain such
          ------
traceability records as may be necessary to permit a recall or field correction of the Product. Each party shall give immediate telephonic notice (to be confirmed in writing) to the other upon discovery that the Product should, as reasonably determined by said party, be recalled or may be required to be recalled. In the event that a recall is necessary prior to transfer of the NDA by Lilly to JMED pursuant to Section 2.3, Lilly and JMED shall jointly develop, and Lilly shall control the recall plan. In the event that a recall is necessary after transfer of the NDA by Lilly to JMED pursuant to Section

2.3, and Lilly is manufacturing the Product for JMED, Lilly and JMED shall jointly develop, and JMED shall control, the recall plan. In any event, each party will cooperate fully with the other in connection with any such recall efforts.

     7.5  Confidentiality.  JMED shall treat as confidential the
          ---------------
Licensed Assets and all other information of Lilly of which JMED becomes aware (whether in writing or orally or by sensory detection) in connection with this Agreement or the Manufacturing Agreement (collectively, "Lilly Proprietary Information"). JMED shall neither disclose Lilly Proprietary Information to any third party nor use Lilly Proprietary Information for any purpose other than as set forth in this Agreement. Lilly shall treat as confidential all information of JMED of which Lilly becomes aware (whether in writing or orally or by sensory detection) in connection with this Agreement or the Manufacturing Agreement (collectively "JMED Proprietary Information"). Lilly shall neither disclose JMED Proprietary Information to any third party nor use JMED Proprietary Information for any purpose other than as set forth in this Agreement.

     Nothing contained herein will in any way restrict or impair either party's (the "Using Party") right to use, disclose or otherwise deal with any Proprietary Information which:

     (a) at the time of disclosure is known to the public or thereafter becomes known to the public by publication or otherwise through no fault of the Using Party;

     (b) the Using Party can establish was in its possession prior to the time of the disclosure and was not obtained directly or indirectly from the other party;

     (c) is independently made available as a matter of right to the Using Party by a third party who is not thereby in violation of a confidential relationship with the other party;

     (d) is developed by the Using Party independently of the Proprietary Information received and the Using Party can establish such development; or

     (e) is information required to be disclosed by legal or regulatory process, provided that the Using Party timely informs the other party and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other party to intervene and contest or attempt to limit the disclosure.

     JMED shall obtain no right or license of any kind under the Lilly Proprietary Information except as set forth in this Agreement.

     7.6  Expenses.  Lilly and JMED shall each bear their own
          --------
direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and each agreement or instrument contemplated by this Agreement and the performance of their respective obligations contemplated hereby and thereby.

     7.7  Reasonable Efforts.  Lilly and JMED each shall use all
          ------------------
reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons; provided that no party shall be required to (i) pay money (other
--------
than as expressly required pursuant to this Agreement), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

     7.8  Publicity.  The parties agree that no publicity
          ---------
release or announcement concerning the transactions contemplated hereby or in the Manufacturing Agreement shall be issued without the advance written consent of the other, except as such release or announcement may be required by law, in which case the party making the release or announcement shall, before making any such release or announcement, afford the other party a reasonable opportunity to review and comment upon such release or announcement. JMED and Lilly recognize that disclosure of this Agreement and the Manufacturing Agreement (including copies of each) to the Securities Exchange Commission, the IRS and other tax authorities is likely to be required, and each waives the requirements of this subsection with respect to disclosure (and copies) to such entities.

     7.9  Cooperation.  If either party shall become engaged in
          -----------
or participate in any investigation, claim, litigation or other proceeding with any Person, including the FDA, relating in any way to the Product or any of the Licensed Assets, the other party shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee shall be deemed to mean providing a party with reasonable access to any such employee at no cost for a period of time not to exceed 24 hours (e.g., three 8-hour business days). Thereafter, any such employee shall be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the parties may mutually agree.

     7.10 No Sale for Resale.  JMED shall not knowingly sell any
          ------------------
Product to anyone in the United States for subsequent distribution or resale outside the United States and shall take all reasonable precautions to prevent such distribution or resale outside the United States. Lilly shall not knowingly sell any Product to anyone outside of the United States for subsequent distribution or resale inside the United States and shall take all reasonable precautions to prevent such distribution or resale inside the United States.

     7.11 Product Returns.  JMED shall be responsible for all
          ---------------
returns of Product sold on or after the date of this Agreement and Lilly shall be responsible for all returns of Product sold prior to the date of this Agreement; provided, however, in the event the parties are unable to determine whether the Product was sold before or after the date of this Agreement, then with respect to any such Product, JMED shall be responsible for all Product returned more than sixty (60) days after the date of this Agreement, and Lilly shall be responsible for all Product returned within sixty (60) days after the date of this Agreement.

     7.12 Notification of Customers.  Lilly agrees to cooperate
          -------------------------
with JMED as set forth in Appendix B to the Manufacturing Agreement, at JMED's request, in the notification to customers of the transactions contemplated by this Agreement, with such notice (the "Joint Notice") being in a form reasonably satisfactory to both Lilly and JMED.

     7.13 Customer Orders.  Lilly shall take such steps as may be
          ---------------
reasonably required to insure that all customer orders for Product received after the date of this Agreement are forwarded to JMED within 24 hours after received by Lilly. Lilly agrees that any customer ordering or requesting any information with respect to the Product will (i) be informed that JMED is now supplying the Product, and (ii) be forwarded a copy of the Joint Notice if said customer has not received the initial notification as required above.

     7.14 Restrictive Covenants.  (a)  For and during the ten
          ---------------------
(10) year period following the date of this Agreement (the "Restricted Period"), neither Lilly nor any of its Affiliates shall directly or indirectly, within the United States, whether as a shareholder, agent, partner,
proprietor, joint venturer, consultant or otherwise, of any business or entity, take part, participate or become interested in, in any manner whatsoever, a business or organization which directly or indirectly manufactures, distributes or sells in the United States, injectable methohexital products in competition with the Product; provided, however, that nothing set forth herein shall prevent
Lilly from (i) manufacturing Product for sale to JMED, or (ii) manufacturing methohexital products for sale outside of the
United States, or (iii) acquiring a company which at the time of acquisition, manufactures, markets or sells methohexital products; and provided further that, the foregoing to the
contrary notwithstanding, JMED acknowledges and agrees that the following activities, events and conditions shall not be a breach or violation of the Restrictive Covenants (hereafter defined) and JMED shall not be entitled to injunctive or any other relief at law or in equity or any other rights or remedies (including, but not limited to, those set forth in this Section 7.14) in
connection with: Lilly or any of its Affiliates engaging in any merger, acquisition, joint venture, partnership, alliance, license, research and/or development collaboration, or
combination, arrangement or relationship of any nature whatsoever (each, a "Relationship") in which the other party or parties involved in such Relationships (each, a "Significant Other") at that time already conducts or engages in, directly or indirectly, anywhere in the United States, whether as a shareholder, agent, partner, proprietor, join venturer, consultant or otherwise, the manufacturing, marketing, distributing or selling of injectable methohexital products ("Methohexital Business"), provided that
                                                 --------
the Methohexital Business (i) does not constitute a material part of the overall business of the Significant Other prior to the Relationship, and (ii) will not constitute a material part of the overall business of either such Relationship or Lilly, as the case may be, following consummation of the Relationship.
Further, no provision herein contained shall prevent or limit in any fashion the right and ability of Lilly or any of its Affiliates to conduct or engage in the pharmaceutical benefits management business, integrated disease management business, pharmaceutical mail order business and any similar or related businesses. Notwithstanding the foregoing, nothing set forth herein shall (i) impact or affect the exclusivity of the license granted to JMED in this Agreement, nor (ii) permit Lilly to manufacture or develop a generic methohexital product for sale in the United States. Furthermore, and notwithstanding anything herein to the contrary, Lilly covenants and agrees that for such period of time as Lilly is required to manufacture Product for JMED pursuant to the provisions of the Manufacturing Agreement, neither Lilly nor any of its Affiliates shall, directly or indirectly, manufacture or develop a generic methohexital product for sale in the United States.

          (b) If a party (the " Breaching Party") breaches, or threatens to commit a breach of, any of the provisions of paragraph (a) above or of Section 7.5 (the "Restrictive
Covenants"), the other party (the "Non-Breaching Party") shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Non-Breaching Party at law or in equity: (i) the right and remedy to have the Restrictive
Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Non-Breaching Party and that money damages would not provide an adequate remedy to the Non-Breaching Party; (ii) the right and remedy to require the Breaching Party to account for and pay over to the Non-Breaching Party, all compensation, profits, monies, accruals, increments or other benefits derived or received by the Breaching Party and/or by any other Person as the result of, or in any way incident to any conduct or transactions constituting a breach of the Restrictive Covenants; and/or (iii) the right to cease paying royalties or other amounts due under this Agreement. It is further agreed that the amount of any bond that the Non-Breaching Party may be required to post incident to any equitable relief sought hereunder shall not exceed $5,000 and that said amount shall be deemed reasonable and proper.

          (c) Lilly acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and temporal scope and in other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          (d)  If any court determines that any of the
Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

          (e) The Restrictive Covenants set forth herein shall survive the termination of this Agreement but only if such termination is effected pursuant to the provisions of Section
9.1(c) of this Agreement.



SECTION 8.     INDEMNIFICATION

     8.1  Indemnification.  (a) Lilly shall indemnify, defend and
          ---------------
hold JMED (and its directors, officers, employees, Affiliates, successors and assigns) harmless from and against any and all Damages incurred or suffered by JMED (and its directors, officers, employees, Affiliates, successors and assigns) as a consequence of:

          (i) any breach of any representation or warranty made by Lilly in this Agreement, or in the Manufacturing Agreement, provided that, in the case of a breach of any representation or warranty made by Lilly in this Agreement, notice of a claim based upon any such breach is given to Lilly prior to the expiration of such representation or warranty pursuant to Section 10.4;

         (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Lilly contained in this Agreement or in the Manufacturing Agreement;

        (iii) any misrepresentation in or omission from any agreement, instrument or document delivered by Lilly pursuant to the terms of this Agreement or the Manufacturing Agreement;

         (iv)  any Excluded Liabilities; or

          (v)  Lilly's negligent acts or omissions in
               manufacturing the Product for JMED.



     (b) JMED shall indemnify, defend and hold Lilly (and its directors, officers, employees, Affiliates, successors and assigns) harmless from and against any and all Damages incurred or suffered by Lilly as a consequence of:

          (i) any breach of any representation or warranty made by JMED in this Agreement, or in the Manufacturing Agreement, provided that, in the case of a breach of any representation or warranty made by JMED in this Agreement, notice of a claim based upon any such breach is given to JMED prior to the expiration of such representation or warranty pursuant to Section 10.4;

         (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of JMED contained in this Agreement or in the Manufacturing Agreement;

        (iii) any misrepresentation in or omission from any agreement, instrument or document delivered by JMED pursuant to the terms of this Agreement or the Manufacturing Agreement; or

         (iv)  any Assumed Liabilities.

     (c) Subject to the limits set forth in Section 8.3, the amount of such indemnification shall include, without limitation, the amount of money or other consideration necessary to make the inadequate representation or warranty true and correct, or the amount necessary to cure any breach of covenant or agreement under this Agreement.

     8.2  Notice and Opportunity To Defend.  Promptly after
          --------------------------------
receipt by a party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 8.1, such party (the "Indemnified Party") shall give the other party (the "Indemnifying Party") written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that such failure to give notice materially prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification. If the Indemnifying Party undertakes to compromise or defend any such asserted liability, it shall promptly (and in any event not more than ten (10) days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the compromise of or defense against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the claim, or the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party shall have the right, at its option, to pay, compromise or defend, by its own counsel, such asserted liability. The Indemnifying Party shall have the right to compromise any claim with respect to which it takes responsibility provided that prior to any such settlement or compromise the Indemnifying Party gives the Indemnified Party at least fifteen (15) days prior notice of its intent to settle or compromise a claim and further affords the Indemnified Party an opportunity to provide input to the settlement or compromise. The Indemnified Party may not settle or compromise any claim over the objection of the Indemnifying Party; provided, however, that consent to settlement or
       --------  -------
compromise shall not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability.

If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding anything to the contrary in this Section 8.2, (i) the party conducting the defense of a claim shall (A) keep the other party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other party is not participating jointly in the defense of such claim), and (B) conduct the defense of such claim in a prudent manner, and (ii) the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

     8.3  Indemnification Costs and Expenses.
          ----------------------------------

     (a) The costs and expenses, including, but not limited to, fees and disbursements of counsel, incurred by an Indemnified Party in connection with any claim for which the Indemnifying Party is obligated to indemnify hereunder shall be reimbursed on a calendar quarterly basis by the Indemnifying Party without prejudice to the Indemnifying Party's right to, in good faith, contest the Indemnified Party's right to indemnification and receive a refund in the event the Indemnifying Party is ultimately held not obligated to provide indemnity hereunder; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of counsel for the Indemnified Party from and after the date on which the Indemnifying Party commences its defense of the Indemnified Party pursuant to the provisions hereof.

     (b) No Indemnifying Party will have any obligations under Sections 8.1(a)(i), (ii), (iii), or 8.1(b)(i), (ii), (iii) until the cumulative aggregate amount of Damages incurred or suffered by the Indemnified Party which the Indemnifying Party is otherwise subject to under this Agreement exceeds $25,000, at which time the entire cumulative aggregate amount of such Damages shall be covered. The cumulative aggregate amount of (1) Damages for which any Indemnifying Party shall be liable pursuant to Sections 8.1(a)(i), (ii), (iii), or 8.1(b)(i), (ii), (iii) or
8.1(c), and (2) incidental or consequential Damages for which any Indemnifying Party shall be liable pursuant to Sections 8.1(a)(iv), (v) or 8.1(b)(iv), shall not exceed Thirty Million Dollars ($30,000,000), plus (ii) the amount of royalties paid by JMED to Lilly pursuant to the provisions of Section 3.3 hereof. The provisions of this Section 8.3(b) shall not limit or otherwise affect the obligations of any Indemnifying Party under any other Section of this Agreement or the Manufacturing Agreement.

     (c) The amount of any Damages for which indemnification is provided under this Section 8 shall be reduced to take account of any net tax benefit and shall be increased to take account of any net tax detriment arising from the incurrence or payment of any such Damages or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages. If any Indemnified Party shall have received any payment pursuant to this Section 8 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (i) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Section 8 with respect to such Damages and (ii) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages, provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Section 8 with respect to such Damages; and further provided, that nothing set forth herein shall in any way limit or bar any rights of subrogation that accrue to an insurance company or other Person who has paid any proceeds to the Indemnified Party with respect to such Damages.

     8.4  Survival.  The provisions of Section 8 shall survive
          --------
any termination of this Agreement and any termination of the Manufacturing Agreement. Each Indemnified Party's rights under
Section 8 shall not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement or the Manufacturing Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's rights under Section 8.



SECTION 9.  TERMINATION

     9.1  Termination.  Anything herein to the contrary
          -----------
notwithstanding, this Agreement may be terminated as follows:

     (a)  Termination for Insolvency.  If either JMED or Lilly
          --------------------------
(i) makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy;
(iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other party may by written notice terminate this Agreement with immediate effect. In the event of termination of this Agreement by Lilly under this Section 9.1(a), payment by JMED to Lilly of all amounts set forth in Section 3.2 shall be immediately accelerated and all such amounts shall be immediately due and payable by JMED to Lilly on the date of termination.

     (b)  Termination for Default.  (i) Subject to mediation as
          -----------------------
provided in Section 9.1(f) hereof, JMED and Lilly shall each have the right to terminate this Agreement for default upon the other's failure to comply in any material respect with the terms and conditions of this Agreement. Prior to any such termination for default the party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 9. l(b), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting party fails to correct such default(s) within thirty (30) days after receipt of the notification with respect to monetary defaults, and ninety (90) days after the receipt of notification with respect to non-monetary defaults, or if the non-monetary default cannot be corrected or remedied within ninety (90) days then if the defaulting party has not commenced curing said default(s) within said ninety (90) days and be diligently pursuing completion of same, then such party may immediately terminate this Agreement. In addition, any default by a party under the Manufacturing Agreement shall be deemed to be a default by such party hereunder. In the event of termination of this Agreement by Lilly under this Section 9.1 (b), payment by JMED to Lilly of all amounts set forth in Section 3.2 shall be immediately accelerated and all such amounts shall be immediately due and payable by JMED to Lilly on the date of termination.

          (ii) this Section 9.1(b) shall not be exclusive and shall not be in lieu of any other remedies available to a party hereto for any default hereunder on the part of the other party.

     (c)  Termination Upon Transfer.  In the event Lilly elects
          -------------------------
to transfer the Licensed Assets to JMED pursuant to Section 2.3, this Agreement shall, subject to the provisions of paragraph (d) of this Section 9.1, terminate automatically, and without the need for notice, simultaneously with the execution and delivery by Lilly to JMED of the Bill of Sale and Trademark Assignment described in Section 2.3 and such other documents as JMED shall reasonably request. Notwithstanding the foregoing, termination by Lilly under this Section 9.1(c) shall not affect the rights and obligations of the parties pursuant to the Manufacturing Agreement, nor the licensing of the Technology by Lilly to JMED pursuant to Section 2.8 of this Agreement, all of which shall continue to survive unless and until otherwise terminated pursuant to the provisions of this Agreement or of said Manufacturing Agreement.

     (d)  Continuing Obligations.  Termination of this Agreement
          ----------------------
for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and except as otherwise provided herein, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under Sections 2.2, 2.4, 2.5,
2.8 (but only if termination occurs pursuant to Section 9.1(c)), 3.2, 3.3, 3.4, 3.5, 3.6, Section 5, Section 6, 7.2, 7.3, 7.4,
7.5, 7.8, 7.9, 7.11, 7.14 (as described in 7.14(e)), Section 8,
9.1(d), 9.1(e), 9.1(f), 10.2,

10.3 and 10.4 (but only if termination occurs pursuant to Section 9.1(c)) hereof, and such obligations shall survive any such termination, except that in the event that JMED terminates this Agreement pursuant to the provisions of Sections 9.1(a) or 9.1(b), then JMED shall have no continuing obligation to make any further payments to Lilly pursuant to any provisions of this Agreement.

     (e)  Returned Materials.  On the termination of this
          ------------------
Agreement (other than pursuant to Section 9.1(c)), Lilly and JMED each shall return to the other all information which it possesses or controls that belongs to the other, except that each may retain a copy for recordkeeping purposes.

     (f)  Mediation.  Notwithstanding anything in this Agreement
          ---------
to the contrary, in the event that any dispute arises with respect to this Agreement or any alleged default hereunder, then prior to a declaration of default, termination of this Agreement, and/or the institution of litigation between the parties, the parties shall mediate such dispute pursuant to the provisions of this Section 9.1(f).

          (i) A dispute shall be submitted to mediation by written notice to the other party. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator will be designated by the American Arbitration Association ("AAA") or JAMS/Endispute at the request of a party. Any mediator so designated must be acceptable to both parties.

         (ii) The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

        (iii) The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings.

         (iv) Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.



SECTION 10.  MISCELLANEOUS

     10.1 Successors and Assigns.  This Agreement shall be
          ----------------------
binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither Lilly nor JMED may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent may be withheld in the other's sole discretion. Nothing set forth in this Section 10.1 shall prevent or restrict either JMED or Lilly from assigning its rights and obligations under this Agreement without the consent of the other, (i) to its Affiliates (subject to the consent of the other which said consent shall not be unreasonably withheld), or (ii) incident to the sale of all or substantially all of its assets or stock, or (iii) incident to the merger or reorganization of said party. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liability hereunder.

     10.2 Notices.  All notices or other communications required
          -------
or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (notices shall be deemed to have been given on the date received) as follows:

     If to Lilly, as follows:


          Eli Lilly and Company
          Lilly Corporate Center
          Indianapolis, Indiana 46285
          Attn: President, North American Pharmaceutical Operations

     With a copy to:

          Eli Lilly and Company
          Lilly Corporate Center
          Indianapolis, Indiana 46285
          Attn: General Counsel

     If to JMED, as follows:

          Jones Medical Industries, Inc.
          1945 Craig Road
          St. Louis, Missouri 63146
          Attn:  President


     With a copy to:

          Edward A. Chod, Esq.
          Greensfelder, Hemker & Gale, P.C.
          1800 Equitable Building
          10 South Broadway
          St. Louis, Missouri  63102
or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 10.2 by any party hereto to the other party.

     10.3 Waiver: Remedies.  No delay on the part of Lilly or
          ----------------
JMED in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Lilly or JMED of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The indemnification provided in Section 8 of this Agreement shall be the sole remedy available for any Damages arising out of or in connection with this Agreement, except for any rights or remedies which the parties hereto may otherwise have in equity, in Section 7.14(b), or in Section 9.1(f) of this Agreement.

     10.4 Survival of Representations.  Each of the
          ---------------------------
representations and warranties made in this Agreement (but not including the Manufacturing Agreement, which shall be governed by the terms and conditions contained therein) shall survive for a period of three (3) years following the date on which all Licensed Assets have been transferred to JMED.

     10.5 Entire Agreement.  This Agreement, together with the
          -----------------
Manufacturing Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.

     10.6 Amendment.  This Agreement may be modified or amended
          ---------
only by written agreement of the parties hereto.

     10.7 Counterparts.  This Agreement may be executed in any
          ------------
number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

     10.8 Governing Law.  This Agreement shall be governed and
          -------------
construed in accordance with the laws of the State of Indiana excluding any choice of law rules which may direct the application of the law of another state.

     10.9 Captions. All section titles or captions contained in
          --------
this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     10.10 No Third-Party Rights.  No provision of this
           ---------------------
Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a party to this Agreement.

     10.11 Severability.  If any provision of this Agreement
           ------------
is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision, and (if necessary) other provision(s) thereof, shall be reformed by a court of competent jurisdiction so as to effect insofar as is practicable, the intention of the parties as set forth in this Agreement, provided that if such court is unable or unwilling to effect such reformation, the invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.

     10.12 Attachments.  All Schedules, Exhibits and other
           -----------
attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the day and year first above written.


ELI LILLY AND COMPANY              JONES MEDICAL INDUSTRIES, INC.


By: /s/ Sidney Taurel              By: /s/ Michael T. Bramblett
   -----------------------------      -----------------------------
Name: Sidney Taurel                Name: Michael T. Bramblett
     ---------------------------        ---------------------------
Title: Executive Vice President    Title: Executive Vice President
      --------------------------         --------------------------

                      SCHEDULES AND EXHIBITS
                      ----------------------

                               TO
                               --

                       LICENSING AGREEMENT
                       -------------------


Schedule 2.1(a)     -    NDA
Schedule 5.4        -    Intellectual Property
Schedule 5.5        -    Litigation, Actions and Proceedings
Schedule 5.10       -    Sales History
Schedule 5.11       -    Compliance with Laws
Schedule 5.12       -    Contracts
Schedule 5.13       -    Customers
Schedule 5.14       -    Suppliers
Schedule 7.2        -    User Fees

Exhibit A   -    Bill of Sale
Exhibit B   -    Trademark Assignment
Exhibit C   -    Adverse Drug Experience Reporting
Exhibit D   -    Submission of Labeling and Promotional Materials
Exhibit E   -    Medical Inquiries
Exhibit F   -    Product Complaints